Employment Agreement

Employment Agreement, dated as of February 1, 2002, by and between Candie's, Inc., a Delaware corporation (the "Company" or "Employer") and Deborah Sorell Stehr (the "Executive").

                               W I T N E S S E T H

                  WHEREAS, the Executive is currently the Company's Senior Vice President and General Counsel; and

                  WHEREAS, the Company and Executive entered into an Employment Agreement dated October 13, 1998, as amended on January 27, 2000 (the "Original Agreement"); and

                  WHEREAS, the term of the Original Agreement expires on January 31, 2002; and

                  WHEREAS, the Company wishes, among other things, to continue the Executive's employment with the Company beyond the term currently provided by the Original Agreement pursuant to the terms as provided herein;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employer and Executive hereby agree as follows:

1. Term. The Company hereby agrees to employ the Executive for a period commencing on February 1, 2002 and ending on January 31, 2004 (the "Term").

2. Title; Duties. The Executive shall render services to the Company as chief counsel to the Company in the position of Senior Vice President - General Counsel. Executive's duties and responsibilities shall be consistent with the duties undertaken by the senior legal officer of a corporation. Executive shall report directly to Neil Cole.

3.       Compensation.

(a) Base Salary. Executive's base salary for the First Year (as defined below) will be at a rate of not less than $225,000 per annum paid in accordance with the Company's payroll practices and policies. Executive's base salary for the Second Year (as defined below) will be at a rate of not less that $235,000 per annum paid in accordance with the Company's payroll practices and policies. For the purposes of this Agreement, the "First Year" shall mean the period February 1, 2002 through January 31, 2003 and the "Second Year" shall mean the period February 1, 2003 through January 31, 2004.

(b) Bonus. Executive will be eligible for a bonus pursuant to the Company's executive bonus program, which shall be established during the First Year. If, for any reason, the Company does not establish such a bonus pool or plan during the First Year, the Company will meet with Executive prior to the end of the First Year to discuss a mutually acceptable alternative therefor, including, but not limited to, a guaranteed bonus for the Second Year.

(c) The Company shall lease a car for Executive with monthly lease payments not to exceed $700. The Company shall, in addition, reimburse Executive for all parking, maintenance, repairs, insurance, gas, tolls and other related expenses promptly upon Executive's submission of appropriate documentation.

4.       Other Benefits and Expenses.

(a) Executive shall be permitted during the Term to participate (without any waiting periods) in any and all benefit plans, hospitalization, medical, health, disability, officer/director or employee liability insurance plans, pension and 401K plans or other benefit plans (including any to-be-established bonus plans) on the same terms and conditions as extended to other executive officers of the Company.

(b) The Company shall promptly reimburse Executive for all reasonable and necessary travel and entertainment expenses and other disbursements or costs Executive may incur in connection with promoting the business of the Company.

(c) Executive shall be entitled to four weeks of paid vacation per year. If, in any year, Executive does not take some or all of her vacation, such unused days will be banked and carried over into the next year, as may be applicable.

5.       Establishment and Operation of Legal Department.

(a) Executive shall be entitled to a full-time dedicated secretary or assistant.

(b) Executive shall be permitted to attend such professional conferences, receive such professional publications, acquire such professional books and materials to build a library, and receive such other facilities and support as are reasonable and necessary to establish a legal department and perform her duties hereunder.

(c) Executive shall be provided with all reasonable and necessary facilities and equipment to carry out her duties, including but not limited to a laptop computer, cellular phone and home fax machine.

6.       Termination.

(a) Executive's employment may be terminated by the Company prior to the expiration of the Term of this Agreement only for "Cause" by giving Executive prior written notice of the basis for the proposed termination and a reasonable chance to cure. As used in this agreement, the term "Cause" shall mean: (a) Executive's willful and continuing malfeasance and failure to perform having a material adverse effect on the Company; (b) Executive's willful engagement in fraud or dishonesty against the Company having a material adverse effect on the Company; or (c) Executive's conviction of a felony involving moral turpitude.

(b) Executive may terminate this Agreement at any time for "Good Reason" by giving the Company prior written notice of the basis for the proposed termination and a reasonable chance to cure. "Good Reason" shall mean any of the following: (i) a breach by the Company of any of its payment obligations to Executive hereunder; (ii) relocation of the Company outside a 50-mile radius of New York City unless the Company shall provide Executive with a suitable location from which to work within such radius; (iii) a proposed material modification or reduction of Executive's duties or position as chief counsel;
(iv) the bankruptcy, reorganization or liquidation of the Company; or (v) a failure of any successor corporation to the Company to assume the obligations under this Agreement.

7.       Effect of Termination.

(a) Upon termination of Executive's employment for Cause (or upon Executive's death or disability rendering her unable to perform), Executive (or Executive's heirs and representatives) shall receive any accrued salary, pro-rated bonus and vacation due through the date of termination and be reimbursed for any outstanding business expenses (including those relating to Executive's car) incurred prior to the date of termination. Executive (or Executive's heirs or representatives, if applicable) shall also be entitled to continuation of health and medical benefits for 3 months from the date of termination.

(b) If the Company terminates Executive's employment without Cause or Executive terminates Executive's employment for Good Reason within 12 months after a Change in Control (as defined in Subsection 7(d)), then the Company shall pay to Executive in complete satisfaction of its obligations under this Agreement, as severance pay and as liquidated damages (because actual damages are difficult to ascertain), in a lump sum, in cash, within 15 days after the date of Executive's termination, an amount equal to $100 less than three times Executive's "annualized includable compensation for the base period" (as defined in Section 280G of the Internal Revenue Code of 1986); provided, however, that if such lump sum severance payment, either alone or together with other payments or benefits, either cash or non-cash, that Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to Executive under any plan for the benefit of employees, which would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986), then such lump sum severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by Executive of a parachute payment. The determination of the amount of the payment described in this subsection shall be made by the Company's independent auditors at the sole expense of the Company. For purposes of clarification the value of any options described above will be determined by the Company's independent auditors using a Black-Scholes valuation methodology.

(c) If within 12 months after the occurrence of a Change of Control, the Company shall terminate Executive's employment without Cause or Executive terminates Executive's employment for Good Reason, then notwithstanding the vesting and exercisability schedule in any stock option agreement between the Company and Executive, all unvested stock options granted by the Company to Executive pursuant to such agreement shall immediately vest and become exercisable and shall remain exercisable for not less than 180 days thereafter.

(d)      A "Change in Control" shall mean any of the following:

(1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(3) any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(4) the cessation of control (by virtue of their not constituting a majority of directors) of the Company's Board of Directors by the individuals (the "Continuing Directors") who (x) at the date of this Agreement were directors or
(y) become directors after the date of this Agreement and whose election or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved); or

(5) (A) the acquisition of beneficial ownership ("Beneficial Ownership"), within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of an aggregate of 15% or more of the voting power of the Company's outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act) who beneficially owned less than 10% of the voting power of the Company's outstanding voting securities on the effective date of this Agreement, (B) the acquisition of Beneficial Ownership of an additional 5% of the voting power of the Company's outstanding voting securities by any person or group who beneficially owned at least 10% of the voting power of the Company's outstanding voting securities on the effective date of this agreement, or (C) the execution by the Company and a stockholder of a contract that by its terms grants such stockholder (in its, hers or his capacity as a stockholder) or such stockholder's Affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933 (an "Affiliate")) including, without limitation, such stockholder's nominee to the Company's Board of Directors (in its, hers or his capacity as an Affiliate of such stockholders), the right to veto or block decisions or actions of the Company's Board of Directors' provided however, that notwithstanding the foregoing, the events described in items (A), (B) or (C) above shall not constitute a Change in Control hereunder if the acquiror is (aa) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or one of its affiliated entities and acting in such capacity, (bb) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (cc) a person or group meeting the requirements of clauses (ii) and (ii) of Rule 13d-1(b)(1) under the Exchange Act;

(6) subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

(e) Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 7 be reduced by any compensation earned by Executive as the result of Executive's employment by another employer or business or by profits earned by Executive from any other source at any time before and after Executive date of termination.

8. Indemnification. The Employer shall indemnify and hold harmless the Executive against any and all expenses reasonably incurred by her in connection with or arising out of (a) the defense of any action, suit or proceeding in which she is a party, or (b) any claim asserted or threatened against her, in either case by reason of or relating to her being or having been an employee, officer or director of the Company, whether or not she continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by the Employer. The foregoing indemnification obligation is independent of any similar obligation provided in the Employer's Certificate of Incorporation or Bylaws, and shall apply with respect to any matters attributable to periods prior to the Effective Date, and to matters attributable to Executive's employment hereunder, without regard to when asserted.

9.       Miscellaneous.

(a) This Agreement shall be governed by the laws of the State of New York and each Party agrees that in the event of a dispute relating to the terms hereof the other will submit to the exclusive jurisdiction of the state or federal courts sitting within the City of New York.

(b) If not terminated in accordance with its terms, this Agreement shall be binding upon, and inure to the benefit of, the Parties, their heirs, legal representatives, successors and permitted assigns.

(c) The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision. This Agreement reflects the entire understanding between the Parties.

(d) This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e) This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

10. Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

                           To the Employer:

                                    Candie's, Inc.
                                    400 Columbus Avenue
                                    Valhalla, NY 10595
                  Attention: Neil Cole, Chief Executive Officer

                           With a copy in the same manner to:

                                    Blank Rome Tenzer Greenblatt LLP
                                    405 Lexington Avenue
                                    New York, New York 10174
                                    Attention: Robert J. Mittman, Esq.

                           To the Executive:

                                    Deborah Sorell Stehr
                                    320 East 46th Street, Apt 11A
                                    New York, New York  10017

                  IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the 1st day of February, 2002.

                                                     CANDIE'S, INC.


                                                     By: /s/ Neil Cole
                                                         -----------------------
                                                         Neil Cole,
                                                         Chief Executive Officer

                                                         /s/Deborah Sorell Stehr
                                                         -----------------------
                                                         Deborah Sorell Stehr